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As filed with the Securities and Exchange Commission on January 4, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WF DEFERRED COMPENSATION HOLDINGS, INC. (Exact name of registrant as specified in charter)	WELLS FARGO & COMPANY (Exact name of registrant as specified in charter)
Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
36-4486316 (IRS Employer Identification Number)	41-0449260 (IRS Employer Identification Number)
420 Montgomery Street San Francisco, California 94163 (800) 411-4932 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	420 Montgomery Street San Francisco, California 94163 (800) 411-4932 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stanley S. Stroup
Executive Vice President and General Counsel
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163
415-396-6019
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Kaukol
Wells Fargo & Company
MAC C7300-126
1740 Broadway, 12th Floor
Denver, Colorado 80274
(303) 863-2731

    Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effectiveness of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /x/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(5)

Deferred compensation obligations of WF Deferred Compensation Holdings, Inc.(1)	$20,000,000	100%	$20,000,000	$4,780.00

Common stock of Wells Fargo & Company (par value $1 2/3 per share)(2)	500,000	$43.44(3)	$21,720,000(4)	$5,191.08

Guarantee of Wells Fargo & Company with respect to deferred compensation obligations(6)

Total			$41,720,000	$9,971.08

(1)
Represent unsecured obligations of WF Deferred Compensation Holdings, Inc. to pay deferred compensation in the future in accordance with the terms of the WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors.
(2)
Issuable in payment of deferred compensation obligations. Each share of common stock includes one preferred stock purchase right.
(3)
Determined in accordance with Rule 457(h) based on the average of the high and low sales prices of Wells Fargo & Company common stock for January 2, 2002, as reported on the New York Stock Exchange.
(4)
Estimated solely for purposes of determining the registration fee.
(5)
Based on .000239 of the proposed maximum aggregate offering price.
(6)
Pursuant to Rule 457(n), no separate fee for the guarantee is payable.

    The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$20,000,000 of Deferred Compensation Obligations WF Deferred Compensation Holdings, Inc.	Guarantee of Deferred Compensation Obligations by Wells Fargo & Company

500,000 Shares of Common Stock
Wells Fargo & Company

    As a participant in the Nonqualified Deferred Compensation Plan for Independent Contractors you can defer all or part of your eligible compensation payable to you by a participating company. While deferred, your compensation is treated as if invested in the valuation options you select. However, you do not own or have any claim on any shares or other securities of these valuation options. The amount of compensation you defer and the valuation options you select will determine the deferred compensation benefit payable to you under the Plan.

    WF Deferred Compensation Holdings, Inc., the Plan sponsor, is obligated to pay the deferred compensation benefit payable to you under the Plan. If WF Deferred Compensation Holdings, Inc. does not pay your deferred compensation benefit, Wells Fargo & Company is obligated to pay your deferred compensation benefit. There are no conditions to Wells Fargo's payment obligation other than WF Deferred Compensation Holdings, Inc.'s failure to pay your deferred compensation benefit and Wells Fargo's ability to pay your deferred compensation benefit.

    WF Deferred Compensation Holdings, Inc.'s obligation to pay your deferred compensation benefit is unfunded and not secured by any property or assets. Wells Fargo's obligation under its guarantee is unfunded and not secured by any property or assets.

    Neither WF Deferred Compensation Holdings, Inc. nor Wells Fargo will receive any proceeds from the issuance of the deferred compensation obligations or the guarantee.

    Please read "Risk Factors" on page 3 for information that you should consider before participating in the Plan.

    Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    These securities are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

           , 2002

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
RISK FACTORS	3
WF DEFERRED COMPENSATION HOLDINGS, INC.	5
WELLS FARGO & COMPANY	5
WELLS FARGO'S RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	6
DEFERRED COMPENSATION OBLIGATIONS	7
Purpose of the Plan	7
Eligibility to Participate in the Plan	7
Deferral Elections	7
Valuation Options	8
Valuation Adjustments	10
Account Distributions	10
Administration	12
Amendment and Termination	12
Changes in Control	12
No Transferable Interest in Plan	12
No Impact on Relationship	12
TRANSFER ACCOUNTS	13
Merger of H.D. Vest Plan	13
Transfer Account Terms	13
THE GUARANTEE	15
WELLS FARGO COMMON STOCK	15
Common Stock	15
Preferred Stock	17
Rights Plan	17
U.S. FEDERAL INCOME TAX CONSEQUENCES	21
PLAN OF DISTRIBUTION	22
EXPERTS	22
LEGALITY OF SECURITIES	22

i

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement filed by WF Deferred Compensation Holdings, Inc. and Wells Fargo with the Securities and Exchange Commission (SEC) to register the deferred compensation obligations to be issued by WF Deferred Compensation Holdings, Inc. under the Plan and the guarantee of Wells Fargo to be issued with respect to those deferred compensation obligations. The registration statement, including exhibits, provides additional important information about Wells Fargo, the Plan and the guarantee. The Plan and the guarantee are included as Exhibits 4.18 and 4.19 to the registration statement. See "Where You Can Find More Information" below for information on where you can read, and how you can obtain copies of, the registration statement and exhibits.

    WF Deferred Compensation Holdings, Inc. is a wholly-owned subsidiary of Wells Fargo formed solely to sponsor the Plan and issue the deferred compensation obligations under the Plan. Because Wells Fargo is unconditionally guaranteeing those deferred compensation obligations, this prospectus does not include information about WF Deferred Compensation Holdings, Inc. other than in its capacity as the Plan sponsor.

    When we use the term "affiliate" in this prospectus, we are referring to Wells Fargo and any other business entity that meets the definition of an "affiliate" under the Plan. The Plan defines an affiliate as a business entity that is under "common control" with the Plan sponsor or that is a member of an "affiliated service group" that includes the Plan sponsor or that is required to be "aggregated" with the Plan sponsor. A trade or business entity (whether a corporation, partnership, sole proprietorship or otherwise) is affiliated with another trade or business entity if (a) both entities are corporations that are members of a controlled group of corporations as defined in section 414(b) of the Internal Revenue Code, as amended (the Code), (b) both entities are trades or businesses (whether or not incorporated) that are under common control as defined in section 414(c) of the Code, (c) both entities are members of an affiliated service group as defined in section 414(m) of the Code, or (d) both entities are required to be aggregated pursuant to regulations under section 414(o) of the Code.

    When we use the term "participating company" in this prospectus we are referring to an affiliate that has elected to participate in the Plan and whose election to participate we have approved. When we use the term "your participating company" in this prospectus we are referring to the participating company to or with respect to which you provide qualified services.

    From time to time we may merge other nonqualified deferred compensation plans into the Plan. As Plan sponsor, we will determine the terms and conditions of any plan merger including the amount to be credited to the transfer account of each individual whose balance under the merged plan is transferred to the Plan. We also may establish conditions to additional participation in the Plan. We will set forth the terms and conditions of each plan merger in a separate appendix to the Plan. In the section of this prospectus entitled "Transfer Accounts" we describe the important terms and conditions that apply to participants whose balances under merged plans have been transferred to the Plan. These terms and conditions may be different from those that apply to other aspects of Plan participation.

WHERE YOU CAN FIND MORE INFORMATION

    Wells Fargo files annual, quarterly and special reports, proxy statements and other information with the SEC under File Number 001-02979. Wells Fargo's SEC filings are available to the public on the SEC's website at http://www.sec.gov. You can also read and copy reports, statements or other information filed by Wells Fargo with the SEC at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The SEC allows Wells Fargo to "incorporate by reference" into this prospectus information it files with the SEC, which means that Wells Fargo can disclose important information to you by referring you to those documents. Information incorporated by reference is an important part of this prospectus, and information subsequently filed by Wells Fargo with the SEC automatically updates this information as well as the information included in this prospectus. If there are any differences between information in this prospectus and information in a document that is incorporated by reference, rely on the information in the later filed document.

    This prospectus incorporates by reference the Wells Fargo documents (or portions thereof) set forth below. All of the documents were filed with the SEC under File No. 001-02979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

  •
  Annual Report on Form 10-K for the year ended December 31, 2000, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 2000 Annual Report to Stockholders and its definitive Notice and Proxy Statement for its 2001 Annual Meeting of Stockholders;

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and Form 10-Q/A filed November 14, 2001, amending the Form 10-Q for the quarter ended September 30, 2001;

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  Current Reports on Form 8-K filed January 16, 2001, April 17, 2001, June 7, 2001, July 17, 2001, August 30, 2001, and October 16, 2001;

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  The description of Wells Fargo's common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description; and

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  The description of Wells Fargo's preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description.

    All documents filed by Wells Fargo with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this prospectus and are part of this prospectus from the date of filing.

    Copies of any documents (except exhibits that are not specifically incorporated by reference into this prospectus) filed by Wells Fargo with the SEC are available to you without charge upon written or oral request to Wells Fargo's corporate secretary as follows:

          Corporate Secretary
          Wells Fargo & Company
          Wells Fargo Center, MAC N9305-173
          Sixth and Marquette
          Minneapolis, Minnesota 55479-1026
          Telephone (612) 667-8655

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information that is different from what is contained in this prospectus. This prospectus is dated            , 2002. You should not assume that the information contained in this prospectus is accurate as of any date other than such date, and neither the delivery to you of this prospectus nor the issuance to you of any securities covered by this prospectus will create any implication to the contrary.

RISK FACTORS

    Participation in the Nonqualified Deferred Compensation Plan for Independent Contractors involves risks. Before deciding to participate in the Plan, please carefully consider the following information and the other information included or incorporated by reference in this prospectus. Neither your participating company, the Plan sponsor nor Wells Fargo, nor any of their respective directors, officers, employees or agents, makes any representation or warranty about any tax, financial, estate planning, or legal implications of participation in the Plan. You should consult your own tax, financial and legal advisors about your participation in the Plan.

You cannot revoke your election to defer compensation or change the date or manner you selected to receive your deferred compensation benefit.

    You can elect to defer some or all of your eligible compensation that would otherwise be payable to you during the period covered by your deferral election. Once you make an election, you cannot change your election to defer that compensation or change the date or manner you selected to receive payment of the deferred compensation benefit payable to you under the Plan. In addition, once you make an election, you have no right to that compensation except pursuant to the terms and conditions of the Plan.

The valuation options you select could go down in value, and you could lose your deferred compensation benefit.

    The value of the deferred compensation benefit payable to you under the Plan is measured by the valuation options you select. These options might go up or down in value, and the value of your deferred compensation benefit will correspondingly increase or decrease. The Plan does not guarantee the payment of the principal amount of the compensation you defer or a minimum rate of return on amounts deferred. You could lose your entire investment in the Plan and have no deferred compensation benefit payable to you.

You must select the valuation options for your account and bear the risk that you might select valuation options that are not suitable for you.

    We make no recommendations as to which valuation options you should select or how much of your account you should allocate to any particular valuation option. You must do your own analysis of the risks of selecting a particular valuation option. You also must determine which valuation options are suitable for you. We can change at any time the valuation options that are available under the Plan. If we change valuation options, we are not required to offer valuation options that are comparable to existing valuation options in terms of investment objectives or risk and return.

Once you allocate any portion of your account to the Wells Fargo common stock valuation option you cannot reallocate that portion or any earnings adjustments with respect to that portion.

    You can allocate some or all of your account to a valuation option based on Wells Fargo common stock. Once you allocate any portion of your account to that option, you cannot reallocate that portion (or any earnings adjustments with respect to that portion) to a different valuation option. As a result, you cannot limit or reduce your exposure to the value of Wells Fargo common stock until that portion is distributed to you, which might not occur for an extended period of time.

You could receive payment of your deferred compensation benefit before the date you selected and at a time when you do not want to receive it.

    Generally, we will distribute the deferred compensation benefit payable to you under the Plan beginning as of the March 1 following the date you selected for payment of that benefit to begin at the time you elected to defer compensation. Even though you cannot change your selected payment date, we will accelerate payment of your deferred compensation benefit under specified circumstances, including in the event of your death or if you cease to provide qualified services to a participating company or you otherwise become ineligible to participate in the Plan. Also, we can accelerate payment of your benefit in connection with the amendment or termination of the Plan. As a result, we could pay some or all of your benefit before the date you select and at a time when you do not want to receive payment.

You do not own the valuation options you select; payment of your deferred compensation benefit depends entirely on whether WF Deferred Compensation Holdings, Inc. or Wells Fargo has the funds to pay you.

    Your deferred compensation is not invested in the securities underlying the valuation options you select. For example, if you allocate a portion of your account to the Wells Fargo common stock valuation option, that portion is not actually invested in Wells Fargo common stock. Your only recourse for payment of the deferred compensation benefit payable to you under the Plan is to WF Deferred Compensation Holdings, Inc., as the entity obligated to pay that benefit to you under the Plan, and to Wells Fargo, as guarantor of that obligation.

Neither our obligation to pay your deferred compensation benefit nor Wells Fargo's guarantee of that obligation is secured by any property or assets.

    Our obligation to pay the deferred compensation benefit payable to you under the Plan and Wells Fargo's guarantee of that obligation are unfunded and unsecured. We are not required to establish or maintain any fund or trust to fund or pay any Plan benefits. If we establish a fund or trust, all assets in the fund or trust will remain our general assets and will be available to our general creditors in the event of our bankruptcy or insolvency. You will not have any lien, prior claim or other security interest in any of our property or assets or in the property or assets of Wells Fargo. Payment of your deferred compensation benefit depends entirely on whether WF Deferred Compensation Holdings, Inc. or Wells Fargo has the funds to pay you.

The Plan is not subject to the provicions or protection of ERISA.

    The Plan is not subject to the reporting, disclosure, participation, vesting, funding, fiduciary responsibility, or other requirements of the Employee Retirement Income Security Act of 1974.

We are not required to hedge our obligations under the Plan; if we do hedge our obligations, you have no claim on any securities we might buy or any profits we might make from our hedging activities.

    We are not required to purchase the securities to which the valuation options are indexed or otherwise hedge our exposure under the Plan. If we do hedge our exposure by purchasing or selling interests in the valuation options or purchasing or selling derivative or other instruments, you will have no interest in those securities or instruments or in the profits or losses from those hedging activities.

We cannot guarantee deferral of your taxes, and you could be subject to penalties and interest if you are required to recognize compensation in the year deferred.

    Our expectation is that you will not be subject to federal income tax on amounts credited to your account until we distribute those amounts to you. However, we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service as to the tax consequences of participating in the Plan. If the IRS were to successfully challenge the deferred tax treatment, you could be required to recognize the compensation in the year deferred. This could subject you to penalties and interest on amounts due. See "U.S. Federal Income Tax Consequences."

If you are erroneously treated as an independent contractor, you will forfeit any account earnings and receive your account in a single lump sum payment as soon as practicable.

    Under no circumstances can you participate in the Plan if you are classified or treated as a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor. If we determine that you are a common law employee and have been erroneously treated as an independent contractor and allowed to participate in the Plan, we will terminate your participation immediately and distribute your accounts in a single lump sum payment as soon as administratively practicable. In addition, if you later become a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor, we will distribute your accounts as of the immediately following March 1. In the event your participation is terminated because you were erroneously allowed to participate in the Plan, the distribution of your account will be as if you never participated in the Plan—that is, the amount distributed to you will be the amount you deferred, without any adjustment to reflect earnings or other changes in value.

WF DEFERRED COMPENSATION HOLDINGS, INC.

    WF Deferred Compensation Holdings, Inc. is a wholly-owned subsidiary of Wells Fargo formed solely to issue the deferred compensation obligations under the Plan. WF Deferred Compensation Holdings, Inc.'s principal executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932. References in this prospectus to "we," "our," "us" and the "Plan sponsor" are to WF Deferred Compensation Holdings, Inc. unless the context indicates otherwise.

WELLS FARGO & COMPANY

    Wells Fargo & Company is a diversified financial services company organized under the laws of the state of Delaware and registered as a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended. Wells Fargo's subsidiaries provide banking, insurance, investments, mortgages and consumer finance through stores located across North America.

    Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. The right of Wells Fargo—and thus the right of its creditors—to participate in any distribution of assets or earnings of any subsidiary, other than in Wells Fargo's capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. Wells Fargo's principal source of funds to pay dividends on its common stock and pay its debt and other obligations is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that Wells Fargo's bank and other subsidiaries can pay to Wells Fargo.

    Wells Fargo's principal executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

    References in this prospectus to "Wells Fargo" are to Wells Fargo & Company.

WELLS FARGO'S RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Fiscal Year Ended December 31,						Nine Months Ended September 30,
	1996		1997	1998	1999	2000	2000	2001

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.97	x	3.02	2.51	3.29	2.67	2.65	2.36
Including interest on deposits	1.76	x	1.79	1.62	2.07	1.82	1.81	1.64
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	2.77	x	2.93	2.45	3.22	2.65	2.63	2.34
Including interest on deposits	1.72	x	1.77	1.60	2.05	1.81	1.80	1.64
  •
  The ratio of earnings to fixed charges is calculated as follows:

  (income before income taxes) + (fixed charges) - (capitalized interest)
  (fixed charges)

  •
  The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

  (income before income taxes) + (fixed charges) - (capitalized interest)
  (fixed charges) + (pretax earnings required to cover preferred stock dividends)

  •
  Pretax earnings required to cover preferred stock dividends are calculated as follows:

  preferred stock dividends
  1 - (effective income tax rate)

  •
  Fixed charges, excluding interest on deposits, consist of:

  •
  interest on short-term borrowings and long-term debt;

  •
  amortization of debt expense;

  •
  capitalized interest; and

  •
  one-third of net rental expense, which Wells Fargo believes is representative of the interest factor.

  •
  Fixed charges, including interest on deposits, consists of all the items listed immediately above plus interest on deposits.

    Wells Fargo has included these computations to comply with SEC regulations. Wells Fargo believes, however, that the fixed charge ratios are not meaningful measures of its business due to two factors: First, even if Wells Fargo's net income did not change, its ratios would decline if the proportion of its income that is tax exempt increased. Conversely, Wells Fargo's ratios would increase if the proportion of its income that is tax exempt decreased. Second, even if Wells Fargo's net income did not change, its ratios would decline if its interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, Wells Fargo's ratios would increase if its interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

DEFERRED COMPENSATION OBLIGATIONS

    We describe below the deferred compensation obligations to be issued by us under the Plan. We have filed a copy of the Plan as an exhibit to the registration statement that includes this prospectus. The Plan is incorporated by reference into this prospectus. Before deciding to participate in the Plan, you should read the entire Plan, as it might contain information that is important to you and that we do not describe below. If there are any differences between the information below and the Plan, rely on the Plan as it will control. See "Where You Can Find More Information" for information on where you can read, and how you can obtain a copy of, the registration statement including exhibits.

Purpose of the Plan

    We are sponsoring the Plan to help participating companies attract and retain independent contractors who perform investment, financial or other qualifying services for or with respect to those companies.

Eligibility to Participate in the Plan

    The Plan establishes the rules that we use to determine whether you are eligible to participate in the Plan. These include general rules of eligibility as well as any special rules that apply as a condition to the merger of another deferred compensation plan with the Plan.

    Under the general eligibility rules, to participate in the Plan, you must:

  •
  be classified and treated as an independent contractor by a participating company;

  •
  perform investment or other financial services for the participating company that we determine are "qualified services" under the Plan; and

  •
  be designated as eligible to participate in the Plan by the participating company and us.

    Even if you meet these rules, we can determine that you are ineligible to participate or continue to participate in the Plan for other reasons. Our eligibility determinations are final and binding on you.

    Under no circumstances can you participate in the Plan if you are classified or treated as a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor.

    A participating company is an affiliate that has elected to participate in the Plan and whose election to participate we approve. A participating company's participation in the Plan can end as follows:

  •
  the participating company can withdraw from the Plan at any time with 30 days' prior notice to us, which notice we can waive;

  •
  we can terminate participation with 30 days' prior notice to the participating company, which notice the participating company can waive; and

  •
  participation is automatically and immediately terminated as of the date the participating company ceases to be an affiliate.

    If your participating company's participation in the Plan ends, we will accelerate payment of your account to you. Refer to "Account Distributions" below for more information.

Deferral Elections

    Eligible Compensation.  Your participating company determines the form of compensation that you can defer under the Plan. Generally speaking, participants can defer commissions from the sale of investment products and net advisory service fees payable to them by their respective participating companies. You can defer eligible compensation in whole percentage increments or in increments of $100.

    Deferral Election.  As Plan sponsor, we will prescribe from time to time the method for making your deferral election. The following rules will apply:

  •
  If you are eligible to participate in the Plan as of the first day of a calendar year, your election must be filed with and accepted by us before the first day of the calendar year. We will not accept any deferral election filed less than 30 days before the first day of the calendar year. Your election covers eligible compensation that would otherwise become payable to you during that calendar year.

  •
  If you become eligible to participate in the Plan other than as of the first day of a calendar year, your election must be filed with and accepted by us within 30 days from the date you become eligible. Your election covers eligible compensation that would otherwise become payable to you beginning as of the first day of the month following the month in which the election is accepted by us.

    Once made, your deferral elections are irrevocable and you have no further right to the compensation deferred under your elections except pursuant to the terms and conditions of the Plan.

    Deferral Accounts.  We will maintain a deferred compensation account for you if you defer compensation under the Plan and a transfer account for you if you have a balance from another deferred compensation plan transferred to the Plan. The accounts will be credited as follows:

  •
  The deferred compensation account will be credited with the amount that you elect to defer. The account will be credited as of the close of business on the date the compensation otherwise would have been payable to you.

  •
  The transfer account will be credited in the amount and at the time specified under the terms of the merger of your old plan with the Plan. Refer to "Transfer Accounts."

Valuation Options

    We will value the deferred compensation benefit payable to you under the Plan based on the valuation options you select as part of your deferral election, subject to certain limitations, described below. Amounts allocated to a valuation option are deemed to be invested in that valuation option and are increased or decreased to reflect all earnings, losses, distributions (including dividends and capital gains and losses), charges, fees and other changes in value that would have been incurred through such an investment. You have no direct interest, however, in any of the valuation options. See "Risk Factors" above.

    Once a year, you can reallocate some or all of your existing deferred compensation account balance to different valuation options except that you cannot reallocate to a different valuation option any portion of your account balance allocated to the Wells Fargo common stock valuation option. We will prescribe from time to time the method for reallocating your account balances. We will also prescribe the deadline by which we must receive your reallocation request for it to be effective for the following calendar year. If you have a transfer account, your ability to reallocate amounts in that account could be subject to special rules including a prohibition against reallocation. Refer to "Transfer Accounts" below. Reallocations are effective as of the first business day of the calendar year to which they apply.

    Because the value of the deferred compensation benefit payable to you under the Plan depends on the valuation options you select, your participation in the Plan involves risks that are borne solely by you. We make no representations about the performance or risk and return characteristics of any valuation option. See "Risk Factors" above.

    As Plan sponsor, we will determine which valuation options to make available under the Plan. We can change the available valuation options without notice to you. If we change the available valuation options and do not timely receive from you a properly completed reallocation request, we can allocate your account in our discretion among one or more investment options then available under the Plan.

    The Plan currently offers the valuation options set forth below. Different valuation options may apply to transfer accounts. See "Transfer Accounts."

    Two-Year U.S. Treasury Securities.  Amounts allocated to the two-year U.S. Treasury securities valuation option are indexed to the rate of return for the Bloomberg U.S. Government Index for two-year U.S. Treasury securities. The rate of return from this valuation option is adjusted monthly based on the Bloomberg index return at the beginning of the month.

  Wells Fargo Common Stock.

      Share Equivalents.  Amounts allocated to the Wells Fargo common stock valuation option are converted to share equivalents based on the New York Stock Exchange closing price of a share of Wells Fargo common stock on the day your account is credited (or, if the New York Stock Exchange is closed on that date, the next preceding day on which it was open).

      Cash Dividends.  We will credit your account with additional share equivalents to reflect cash dividends paid on Wells Fargo common stock. Cash dividend share equivalents are based on the New York Stock Exchange closing price on the day immediately before the dividend payment date (or, if the New York Stock Exchange is closed on that date, the next preceding day on which it was open).

      Other Adjustments.  We will adjust the number of share equivalents credited to your account to reflect changes in the outstanding Wells Fargo common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change.

      No Voting Rights.  You have no voting rights with respect to any share equivalents credited to your account.

      Wells Fargo common stock trades on the New York and Chicago Stock Exchanges and its price fluctuates. For any given quarter, Wells Fargo's board of directors determines whether dividends will be declared and the amount of any dividends. There is no assurance that Wells Fargo will pay dividends in the future.

      Because the amounts in this valuation option are treated as if invested in only one common stock, there is a greater risk involved in this valuation option than other valuation options available under the Plan due to lack of diversification.

      Once you allocate or reallocate any portion of your account to a valuation option based on Wells Fargo common stock, you cannot reallocate that portion (or any earnings adjustments with respect to that portion) to a different valuation option.

Valuation Adjustments

    Your account will be valued as of each business day. As of each valuation date, the value of your account as of the immediately preceding valuation date (the previous account value) may increase or decrease as a result of the following adjustments made in the following order:

  (1)
  The previous account value is reduced by the total amount distributed from the account since the prior valuation date.

  (2)
  The previous account value, as adjusted under (1) above, is increased by the total amount of compensation you deferred since the prior valuation date.

  (3)
  The previous account value, as adjusted under (1) and (2) above, is increased or decreased, as applicable, to reflect earnings, losses, distributions (including dividends and capital gains and losses), charges, fees and other changes in value of the valuation options for the account.

  (4)
  The previous account value, as adjusted under (1), (2) and (3) above, is reduced by the total amount distributed from the account as of the current valuation date.

Account Distributions

    Commencement of Distribution.  Except in the event the Plan is terminated, we will distribute, or in the case of installments begin to distribute, amounts in your account as of the March 1 immediately after the first to occur of the following:

  •
  the date you selected for that deferred compensation or transfer amount;

  •
  the date you cease to provide any qualified services to or with respect to any then eligible participating company, or are otherwise no longer eligible to participate;

  •
  the date we are notified that you are to become a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor;

  •
  the date that is the last business day immediately before the date you become a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor; or

  •
  your death.

    If the Plan is terminated, we may distribute your account in one lump sum payment as soon as practicable after the date the Plan is terminated.

    Manner of Distribution.  Subject to the exceptions described below, we will distribute amounts in your account in the manner you selected. If you have a transfer account, your ability to select the manner of distribution could be subject to special rules. Refer to "Transfer Accounts" below.

      Installments.  You can elect to receive payment of your account in annual installments not to exceed 10. Subject to the exceptions described below, we will pay each annual installment as of the first day of March. We will determine the amount of each installment by dividing the amount credited to your account as of the payment date for that installment by the number of remaining installments (including the payment being determined). We will continue to adjust the balance of your account after payment of an installment based on your valuation options.

      Lump Sum.  You can elect to receive payment of your account in a single lump sum payment. Subject to the exceptions described below, we will distribute your account in a single lump sum payment as of the first day of March of the year in which payment is made.

    Exceptions.

      Common Law Employee.

          Common Law Employee While a Participant.  If we determine that you are a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor and have been erroneously treated as an independent contractor and allowed to participate in the Plan, we will terminate your participation immediately and distribute your account in lump sum as soon as administratively practicable. The distribution of your account will be as if you never participated in the Plan—that is, the amount distributed to you will be the amount you deferred, without any adjustment to reflect earnings or other changes in value. You will be required to reimburse us for any amounts distributed to you in excess of the amounts you deferred.

          Later Become a Common Law Employee.  If you are a participant in the Plan and later become a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor, we will terminate your participation in the Plan immediately and distribute your account in lump sum as of the immediately following March 1.

        Amendment or Termination of Plan.  We can accelerate payment of your deferred compensation in connection with the amendment or termination of the Plan. This includes paying your deferred compensation in installments beginning on a date earlier than you selected or paying your deferred compensation in a single lump sum payment on a date earlier than you selected and regardless of whether you elected to receive your deferred compensation in installments.

        No Distribution Election.  We will distribute in lump sum any deferred compensation not subject to a valid distribution election.

        Tax Determinations.  If a court or the Internal Revenue Service determines that the value of any amounts credited to your account is includable in your gross income and subject to tax, we can distribute a lump sum payment from your account equal to the amount includable in your gross income.

      Form of Distribution.  We will distribute in shares of Wells Fargo common stock all amounts payable to you under the Plan that are allocated to a valuation option based on Wells Fargo common stock. Distributions of Wells Fargo common stock are subject to all federal and state securities laws and all other applicable rules and regulations, which means we might delay distribution of Wells Fargo common stock to comply with securities laws. All other amounts payable to you under the Plan are distributed in U.S. dollars.

      Tax Withholding.  We can withhold the amount of any applicable tax required to be withheld by us under applicable law with respect to any amount payable to you under the Plan. Your participating company has the same ability with respect to any tax required to be withheld by the participating company.

    Beneficiaries.  You can designate, on a form prescribed by and filed with us, one or more primary or alternative beneficiaries to receive the amounts payable to you under the Plan in the event of your death. If you fail to designate a beneficiary, or revoke a prior designation without designating a new beneficiary, or fail to designate a beneficiary who survives you, then amounts payable to you under the Plan will be paid to the first class of the following classes of automatic beneficiaries with a member surviving you and, except in the case of surviving issue, in equal shares if there is more than one member of the class surviving you:

  •
  your surviving spouse;

  •
  equally to your children, except that if any of your children predecease you but leave descendants surviving, the descendants will take by right of representation the share their parent would have taken if living;

  •
  your surviving parents equally;

  •
  your surviving brothers and sisters equally; or

  •
  representative of your estate.

Administration

    We administer the Plan. In that capacity, we interpret and construe the Plan and determine all factual and legal questions under the Plan, including the entitlement of participants and beneficiaries to benefits under the Pan. Our interpretations and factual and legal determinations are final and binding on participants. We can delegate authority for the administration and operation of the Plan to one or more persons or to a committee of persons, including persons who are not our directors, officers or employees.

Amendment and Termination

    We can amend (prospectively or retroactively) or terminate the Plan at any time and for any reason without notice to participants. No amendment or termination may diminish or delay the benefit payable under the Plan to a participant without the written consent of the participant except that we can, without the consent of the participant, modify the payment of any such benefit including accelerating the payment of any remaining Plan benefits into a single lump sum payment. As a result, if we terminate the Plan, we can accelerate payment of amounts payable to you under the Plan even though such payment occurs earlier than it otherwise would have under the Plan and even though under the Plan you otherwise would have been entitled to installment payments.

Changes in Control

    The Plan does not require us to accelerate payment of amounts payable to you under the Plan in the event of a change of control. However, if we amend or terminate the Plan in connection with such a change of control, we may accelerate the payment of any remaining Plan benefits into a single lump sum payment. The Plan is binding on our successors to the same extent that we are bound—that is, any successor will be required to perform in the same manner that we are required to perform.

No Transferable Interest in Plan

    You cannot transfer, pledge or assign any interest in amounts payable to you under the Plan. We will not recognize any such transfer, pledge or assignment.

No Impact on Relationship

    Neither the Plan nor any action taken under the Plan will limit or restrict the Plan sponsor, your participating company or any other affiliate of the Plan sponsor from terminating any agreement with you or from treating you without regard to the effect such treatment might have on you as a participant in the Plan.

TRANSFER ACCOUNTS

    We describe below the terms that apply to the transfer to the Plan of balances under the deferred compensation plan of H.D. Vest, Inc., a wholly-owned subsidiary of Wells Fargo. These terms include conditions to additional participation in the Plan by participants in the H.D. Vest plan. Appendix A to the Plan contains the actual terms of the merger of the H.D. Vest plan into the Plan. We have filed a copy of the Plan, including Appendix A, as an exhibit to the registration statement that includes this prospectus. Appendix A is incorporated by reference into this prospectus. If there are any differences between the information below and the information in Appendix A, rely on Appendix A as it will control. See "Where You Can Find More Information" for information on where you can read, and how you can obtain a copy of, the registration statement including exhibits.

Merger of H.D. Vest Plan

    Effective January 1, 2002, the H.D. Vest plan was merged with and into the Plan and H.D. Vest, Inc. became a participating company in the Plan. As a result of the merger, the H.D. Vest plan no longer exists. H.D. Vest, Inc.'s deferred compensation obligations under the H.D. Vest plan have been replaced with our deferred compensation obligations issued under the Plan and guaranteed by Wells Fargo. As of January 1, 2002, we established a transfer account for you under the Plan and credited your transfer account based on the benefit payable to you as of December 31, 2001 under the H.D. Vest plan.

Transfer Account Terms

    You have a one-time opportunity to elect to convert your transfer account to the Plan terms that apply to deferred compensation accounts. We will determine the deadline for making your election, and we will not accept your election unless we receive it by the deadline. We will convert your transfer account to the deferred compensation account terms, effective as of the first business day that is at least 30 calendar days after the election deadline. Prior to the effective date of your election, you will not be eligible to defer compensation under the Plan and your transfer account will remain subject to the terms that applied to the benefit payable to you under the H.D. Vest plan except as those terms are modified by Appendix A. See "Election to Convert" below for more information about the election to convert your transfer account to the Plan terms that apply to deferred compensation accounts.

    If you do not elect by the deadline to convert your transfer account to the Plan terms that apply to deferred compensation accounts, your transfer account will remain subject to the terms that applied to the benefit payable to you under the H.D. Vest plan except as those terms are modified by Appendix A. In addition, you will not be eligible to defer compensation under the Plan. As a result, your participation in the Plan will be limited to having the benefit payable to you under the Plan determined and distributed to you in accordance with the terms that applied to the determination and distribution of the benefit payable to you under the H.D. Vest plan except as those terms are modified by Appendix A. See "No Election to Convert" below for more information.

  Election to Convert.

      Additional Credit.  As an incentive for you to make such an election, we will credit your transfer account with an additional amount so that the amount credited to your transfer account, after such credit, will equal the present value of your projected benefit under the H.D. Vest plan as of the expiration of the deferral periods you elected under the H.D. Vest plan and in effect as of December 31, 2001, assuming continued service as an independent contractor for the remaining portion of the deferral periods elected, discounted back to the election effective date at an annual rate of five percent (5%).

      Distribution Options.  As part of your election, you must choose a distribution option for your account from the options available under the Plan for deferred compensation accounts. Refer to "Deferred Compensation Obligations—Account Distributions" above for a description of those distribution options. The distribution option you select will supersede the distribution terms that otherwise would have applied under the H.D. Vest plan.

      Valuation Options.  You must also allocate your account to one or more of the valuation options available under the Plan for deferred compensation accounts. Refer to "Deferred Compensation Obligations—Valuation Options" above for a description of those valuation options. As an incentive for you to allocate some or all of your account to a valuation option based on Wells Fargo common stock, we will credit your account with an additional amount equal to 10% of the amount you allocate to that valuation option. Once you allocate or reallocate any portion of your account to a valuation option based on Wells Fargo common stock, you cannot reallocate that portion (or any earnings adjustments with respect to that portion) to a different valuation option.

      In addition to the valuation options available under the Plan for deferred compensation accounts, you can allocate some or all of your transfer account to a valuation option that is indexed to a rate of return equivalent to the five percent (5%) annual rate used to calculate the present value of your transfer account. See "Additional Credit" above.

      Amounts in your transfer account will be deemed to be invested in the valuation options you select beginning on the election effective date.

    No Election to Convert.  If you do not elect by the deadline to convert your transfer account to the Plan terms that apply to deferred compensation accounts, we will credit your transfer account with a matching contribution in such amount and at such time based on the terms of the H.D. Vest plan and pursuant to which you made your deferral provided you continue to provide investment or other services to or with respect to an eligible participating company until the expiration of the deferral period you elected under the H.D. Vest plan, attainment of age 65, death or disability. Other than the matching contribution pursuant to such terms, no valuation adjustments will be made to your transfer account.

    If for any reason you cease to provide any investment or other services to or with respect to an eligible participating company before the expiration of the deferral period you elected under the H.D. Vest plan, attainment of age 65, death or disability, no matching contribution will be credited to your transfer account. "Disability," for this purpose, means a medically determinable physical or mental impairment that:

  •
  renders you totally and permanently disabled and incapable of performing any substantial services for a participating company;

  •
  can be expected to be of long-continued and indefinite duration or result in death; and

  •
  is evidenced by a certification to this effect by a doctor of medicine approved by us.

    If you are determined to be eligible for Social Security disability benefits, you will be deemed to have a disability for purposes of the Plan. We will determine the date on which the disability has occurred if a determination is necessary.

    Following the end of the deferral period you selected under the H.D. Vest plan, we will distribute your transfer account in cash on a bimonthly basis over a period of 36, 60, 84 or 120 consecutive months, as applicable.

THE GUARANTEE

    We describe below the guarantee to be issued by Wells Fargo. We have filed a copy of the guarantee as an exhibit to the registration statement that includes this prospectus. The guarantee is incorporated by reference into this prospectus. If there are any differences between the information below and the guarantee, rely on the guarantee as it will control. See "Where You Can Find More Information" for information on where you can read, and how you can obtain a copy of, the registration statement including exhibits.

    Wells Fargo & Company, our parent company, has fully and unconditionally guaranteed our deferred compensation obligations under the Plan to the extent that we do not pay them. Wells Fargo's guarantee is a guarantee of payment and not of collection. This means that participants can enforce their rights under the guarantee directly against Wells Fargo without suing us. Wells Fargo discharges the guarantee only by payment in full of our deferred compensation obligations under the Plan to the extent not paid by us.

    The guarantee is a general, unsecured and unfunded obligation of Wells Fargo. The rights of Plan participants under the guarantee rank no greater than the rights of other general unsecured creditors of Well Fargo. Wells Fargo is not required to set aside or earmark any assets or funds or establish or maintain any fund, escrow or trust fund for purposes of the payment of any amounts under the Plan or the guarantee. No participant in the Plan has any lien, prior claim or other security interest in the assets, funds or property of Wells Fargo.

    The guarantee does not include any covenant or restriction on the business of Wells Fargo or any of its subsidiaries. In particular, the guarantee does not limit, restrict or prevent Wells Fargo from issuing any debt, obligations, commitments or securities that are secured by the assets of Wells Fargo or that have payment priority over its obligations under the guarantee or from entering into a merger, consolidation or other business combination or effecting a restructuring or reorganization.

WELLS FARGO COMMON STOCK

    We describe below the Wells Fargo common stock to be issued in payment of deferred compensation obligations. We also describe below other classes of Wells Fargo capital stock. We have filed, as exhibits to the registration statement that includes this prospectus, copies of Wells Fargo's Restated Certificate of Incorporation and By-Laws, as well as the Rights Agreement, dated as of October 21, 1998, between Wells Fargo and ChaseMellon Shareholder Services, L.L.C., as rights agent, relating to rights to purchase shares of Wells Fargo Series C Junior Participating Preferred Stock. Each of the foregoing documents is incorporated by reference into this prospectus. If there are any differences between the information below and the information in the Restated Certificate of Incorporation, By-Laws, or Rights Agreement, rely on the Restated Certificate of Incorporation, By-Laws, or Rights Agreement, as applicable, as it will control. See "Where You Can Find More Information" for information on where you can read, and how you can obtain a copy of, the registration statement including exhibits.

Common Stock

    Wells Fargo is authorized to issue 6,000,000,000 shares of common stock, par value $1 2/3 per share. At September 30, 2001, there were 1,705,882,925 shares of Wells Fargo common stock outstanding. All of the issued and outstanding shares of Wells Fargo common stock are, and upon the issuance of Wells Fargo common stock in connection with the Plan will be, validly issued, fully paid and nonassessable. Holders of Wells Fargo common stock are not entitled to any preemptive rights.

    Voting and Other Rights.  The holders of Wells Fargo common stock are entitled to one vote per share, and, in general, a plurality of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. However:

  •
  Wells Fargo's Restated Certificate of Incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

  •
  Wells Fargo's stockholders may amend its By-Laws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

  •
  With some exceptions, under Delaware law the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets.

    Directors are to be elected by a plurality of the votes cast, and Wells Fargo stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Wells Fargo common stock entitled to vote in any election of directors of Wells Fargo may elect all of the directors standing for election. The Wells Fargo board is not classified.

    Assets upon Dissolution.  In the event of liquidation, holders of Wells Fargo common stock would be entitled to receive proportionately any assets legally available for distribution to stockholders of Wells Fargo with respect to shares held by them, subject to any prior rights of any Wells Fargo preferred stock then outstanding.

    Distributions.  As a Delaware corporation, Wells Fargo may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

    As a bank holding company, the ability of Wells Fargo to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of Wells Fargo, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. For more information, refer to Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 2000, including information incorporated by reference into the Form 10-K from Wells Fargo's 2000 Annual Report to Stockholders and definitive Notice and Proxy Statement for its 2001 Annual Meeting of Stockholders. See "Where You Can Find More Information."

    Restrictions on Ownership.  The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to acquiring 5% or more of Wells Fargo's outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo's outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo's outstanding common stock (or a holder of 5% or more if that holder otherwise exercises a "controlling influence" over Wells Fargo), other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

    Preferred Share Purchase Rights.  Each issued share of Wells Fargo common stock includes a Series C Junior Participating Preferred Stock purchase right. See "Rights Plan" below.

Preferred Stock

    Wells Fargo's Restated Certificate of Incorporation currently authorizes the issuance of 20,000,000 shares of preferred stock without par value and 4,000,000 shares of preference stock without par value. At September 30, 2001, there were 5,641,979 shares of Wells Fargo preferred stock outstanding and no shares of Wells Fargo preference stock outstanding. For more information, refer to Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 2000, including information incorporated by reference into the Form 10-K from Wells Fargo's 2000 Annual Report to Stockholders and definitive Notice and Proxy Statement for its 2001 Annual Meeting of Stockholders. See "Where You Can Find More Information."

    The Wells Fargo board is authorized to issue preferred stock and preference stock in one or more series, to fix the number of shares in each such series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. The preferred stock and preference stock may be issued at any time in any amount, provided that not more than 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock are outstanding at any one time.

    The Wells Fargo board may determine the designation and number of shares constituting a series, dividend rates, whether the series is redeemable and the terms of redemption, liquidation preferences, sinking fund requirements, conversion privileges, voting rights, as well as other preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of these special rights, all without any vote or other action on the part of stockholders.

    The Wells Fargo board has designated 4,000,000 shares of Wells Fargo preferred stock for issuance as Series C Junior Participating Preferred Stock under the Rights Agreement. No shares of Wells Fargo Series C Junior Participating Preferred Stock are outstanding as of the date of this prospectus. See "Rights Plan" below.

Rights Plan

    On October 21, 1998, Wells Fargo's board of directors declared a dividend of one Series C Junior Participating Preferred Stock purchase right for each outstanding share of Wells Fargo common stock. The dividend was paid on November 23, 1998 to Wells Fargo stockholders of record on that date. Each right entitles the registered holder to purchase from Wells Fargo one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, subject to adjustment, at a price of $160 per one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock. The description and terms of the rights are set forth in the Rights Agreement.

    Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") have acquired beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock or (2) ten business days (or a later date as may be determined by action of Wells Fargo's board of directors prior to the time that any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Wells Fargo common stock (the earlier of these dates being called the "rights distribution date"), the rights will be evidenced, with respect to any of the Wells Fargo common stock certificates outstanding as of November 23, 1998, by a Wells Fargo common stock certificate with a copy of the summary of rights, attached to the Rights Agreement as Exhibit C, attached to the certificate.

    The Rights Agreement provides that, until the distribution date, the rights can only be transferred with the shares of Wells Fargo common stock to which they are attached. Until the distribution date (or earlier redemption or expiration of the rights), new Wells Fargo common stock certificates issued after November 23, 1998, upon transfer or new issuance of Wells Fargo common stock, will contain a notation incorporating the Rights Agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of Wells Fargo common stock, outstanding as of November 23, 1998, even without this notation or a copy of the summary of rights being attached to the certificates, will also constitute the transfer of the rights associated with the shares of Wells Fargo common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of Wells Fargo common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

    The rights are not exercisable until the distribution date. The rights will expire on November 23, 2008, unless that date is extended or unless the rights are earlier redeemed by Wells Fargo, in each case, as described below.

    The purchase price payable, and the number of shares of Wells Fargo Series C Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

  •
  in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Wells Fargo Series C Junior Participating Preferred Stock;

  •
  upon the grant to holders of the Wells Fargo Series C Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Wells Fargo Series C Junior Participating Preferred Stock at a price, or securities convertible into Wells Fargo Series C Junior Participating Preferred Stock with a conversion price, less than the then current market price of the Wells Fargo Series C Junior Participating Preferred Stock; or

  •
  upon the distribution to holders of the Wells Fargo Series C Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Wells Fargo Series C Junior Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding rights and the number of one one-thousandths of a share of Wells Fargo Series C Junior Participating Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the shares of Wells Fargo common stock or a stock dividend on the shares of Wells Fargo common stock payable in shares of Wells Fargo common stock or subdivisions, consolidations or combinations of the shares of Wells Fargo common stock occurring, in any such case, prior to the distribution date.

    Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of Wells Fargo common stock. In the event of liquidation, the holders of the Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share but will be entitled to an aggregate payment of 1000 times the payment made per share of Wells Fargo common stock. Each share of Wells Fargo Series C Junior Participating Preferred Stock will have 1000 votes, voting together with the shares of Wells Fargo common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Wells Fargo common stock are exchanged, each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to receive 1000 times the amount received per share of Wells Fargo common stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Wells Fargo Series C Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Wells Fargo

Series C Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Wells Fargo common stock.

    In the event that Wells Fargo is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will then have the right to receive, upon the exercise of the right at its then current exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Wells Fargo common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will be void after that time), will then have the right to receive upon exercise that number of shares of Wells Fargo common stock having a market value of two times the exercise price of the right.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, and prior to their acquisition of 50% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Wells Fargo common stock, or one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock (or of a share of a class or series of Wells Fargo preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

    With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Wells Fargo Series C Junior Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, which may, at the election of Wells Fargo, be evidenced by scrip or depositary receipts), and, in lieu of fractional shares, an adjustment in cash will be made based on the market price of the Wells Fargo Series C Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis, and with the conditions that the Wells Fargo board, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

    The terms of the rights may be amended by the Wells Fargo board without the consent of the holders, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of:

  •
  0.001% greater than the largest percentage of the outstanding shares of Wells Fargo common stock then known to Wells Fargo to be beneficially owned by any person or group of affiliated or associated persons, and

  •
  10%.

    However, from and after the time that any person becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights. Until a right is exercised, the holder, as such, will have no rights as a stockholder of Wells Fargo, including, without limitation, the right to vote or to receive dividends.

    The Rights Have Anti-Takeover Effects.  The stockholder rights will cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by the Wells Fargo board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Wells Fargo board, as the rights may be redeemed by Wells Fargo at the required redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of Wells Fargo common stock.

    The Rights Agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Wells Fargo Series C Junior Participating Preferred Stock, is attached as an exhibit to Wells Fargo's registration statement on Form 8-A, dated October 21, 1998, and is incorporated in this document by reference. The foregoing description of the Wells Fargo Series C Junior Participating Preferred Stock purchase rights is qualified in its entirety by reference to this exhibit. See "Where You Can Find More Information" for information on where you can read, and how you can obtain a copy of, that registration statement including exhibits.

U.S. FEDERAL INCOME TAX CONSEQUENCES

    Based on an opinion of our counsel, we expect the U.S. federal income tax consequences of participation in the Plan to be as summarized below. We cannot guarantee that the actual consequences will be the same as our expectations. The summary is qualified by the caveats, or warnings, discussed below.

    Caveats.  Please keep in mind the following when reading the summary:

  •
  The applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), are complex. As a result, the summary sets forth only the general tax principles affecting the Plan. These general tax principles are subject to change as a result of subsequent court decisions, legislation, regulations, and/or administrative rulings, any of which could be applied on a retroactive basis or with retroactive effect.

  •
  You could be subject to state, local or foreign income taxes as a result of your election to defer compensation under the Plan or other participation in the Plan, and you should refer to the applicable laws in those jurisdictions.

  •
  We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences of participation in the Plan. The IRS is not bound by our expectations regarding the tax deferred treatment of the Plan. The IRS might take a contrary position. If the IRS were to successfully challenge the deferred tax treatment, you could be required to recognize the compensation as ordinary income in the year deferred. This could subject you to penalties and interest on amounts due.

  •
  The payout schedule you select under the Plan could affect the total amount of taxes (including self-employment taxes) payable with respect to amounts distributed under the Plan.

  •
  You should consult your own tax counsel on questions regarding tax liabilities arising from your participation in the Plan.

To Participants.

    General.  Participants in the Plan are general, unsecured creditors of the Plan sponsor with respect to the right to receive distributions under the Plan. As a result, assuming you elect to defer your compensation prior to the performance of the services to which the compensation relates, we expect that:

  •
  You will not recognize the deferred compensation as ordinary income for U.S. federal income tax purposes until the deferred compensation is actually distributed or made available to you under the Plan.

  •
  At the time the deferred compensation is distributed or made available to you under the Plan, you will recognize ordinary income equal to the amount distributed or made available to you, including any appreciation in your Plan account.

  •
  At the time the deferred compensation is distributed or made available to you under the Plan, you will be subject to self-employment taxes with respect to the amount distributed or made available to you.

    If a court or the Internal Revenue Service determines that any amount credited to your Plan account is includable in your taxable income prior to distribution of the amount, we have the option, at our sole discretion, of distributing that amount to you immediately.

    Transfer Accounts.  With respect to amounts credited to your transfer account in connection with the merger of the H.D. Vest plan into the Plan, we expect that:

  •
  You will not be subject to federal income tax on such amounts until they are distributed or made available to you under the Plan.

  •
  You will not be subject to federal income tax on any additional amount credited to your transfer account as a result of your allocation of some or all of your transfer account to the Wells Fargo common stock valuation option.

  •
  At the time amounts in your transfer account are distributed or made available to you under the Plan, you will recognize ordinary income equal to the amounts distributed or made available to you, including any appreciation in your transfer account and any additional amount credited to your transfer account as a result of your allocation of some or all of your transfer account to the Wells Fargo common stock valuation option.

  •
  At the time amounts in your transfer account are distributed or made available to you under the Plan, you will be subject to self-employment taxes with respect to the amount distributed or made available to you, including any appreciation in your transfer account and any additional amount credited to your transfer account as a result of your allocation of some or all of your transfer account to the Wells Fargo common stock valuation option.

    To the Plan Sponsor and/or Participating Companies.  Neither we nor your participating company will be allowed any income tax deduction for compensation deferred under the Plan until the compensation is distributed or made available to participants under the Plan, and only then to the extent such compensation satisfies the general rules concerning deductibility of compensation. Under current provisions of the Code, we believe that we are not required to withhold or otherwise collect income, self-employment or other payroll taxes with respect to distributions under the Plan.

PLAN OF DISTRIBUTION

    One or more broker-dealer subsidiaries of Wells Fargo will distribute the securities covered by this prospectus. No discounts, commissions or other compensation will be paid in connection with the distribution of the securities covered by this prospectus.

EXPERTS

    The consolidated financial statements of Wells Fargo & Company as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGALITY OF SECURITIES

    Robert J. Kaukol, Senior Counsel for Wells Fargo & Company, has rendered an opinion about the legality of the securities to be issued by the Plan sponsor. Stanley S. Stroup, a director of the Plan sponsor and Executive Vice President and General Counsel of Wells Fargo, has rendered an opinion about the legality of the securities to be issued by Wells Fargo. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this prospectus, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC Registration Fee	$9,971.08
Accounting Fees	15,000.00
Photocopying, Printing and Mailing Expenses	5,000.00
Miscellaneous	5,000.00

Total	$34,971.08

Item 15. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 16. Exhibits.

    See Exhibit Index.

Item 17. Undertakings.

    (a) Each undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Wells Fargo & Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 4, 2002.

WF DEFERRED COMPENSATION HOLDINGS, INC.
By:	/s/ PATRICIA R. CALLAHAN Patricia R. Callahan President

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 4, 2002 by the following persons in the capacities indicated:

/s/ PATRICIA R. CALLAHAN Patricia R. Callahan	President and Director (Principal Executive Officer)
/s/ HOWARD I. ATKINS Howard I. Atkins	Executive Vice President, Treasurer and Director (Principal Financial Officer)
/s/ LES L. QUOCK Les L. Quock	Vice President (Principal Accounting Officer)
/s/ STANLEY S. STROUP Stanley S. Stroup	Director

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 4, 2002.

WELLS FARGO & COMPANY
By:	/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 4, 2002 by the following persons in the capacities indicated:

/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich	President and Chief Executive Officer (Principal Executive Officer)
/s/ HOWARD I. ATKINS Howard I. Atkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ LES L. QUOCK Les L. Quock	Senior Vice President and Controller (Principal Accounting Officer)
LES BILLER J.A. BLANCHARD III MICHAEL R. BOWLIN DAVID A. CHRISTENSEN SPENCER F. ECCLES SUSAN E. ENGEL ROBERT L. JOSS RICHARD M. KOVACEVICH	RICHARD D. McCORMICK CYNTHIA H. MILLIGAN BENJAMIN F. MONTOYA PHILIP J. QUIGLEY DONALD B. RICE JUDITH M. RUNSTAD SUSAN G. SWENSON MICHAEL W. WRIGHT	}	A majority of the Board of Directors*

*
Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(b) to the Wells Fargo's Current Report on Form 8-K dated June 28, 1993. Certificates of Amendment of Certificate of Incorporation, incorporated by reference to Exhibit 3 to the Wells Fargo's Current Report on Form 8-K dated July 3, 1995 (authorizing preference stock), Exhibits 3(b) and 3(c) to the Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (changing the Wells Fargo's name and increasing authorized common and preferred stock, respectively), and Exhibit 3(b) to the Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (increasing authorized common stock).
4.2
Certificate of Change of Location of Registered Office and Change of Registered Agent, incorporated by reference to Exhibit 3(b) to the Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
4.3
Certificate of Designations for the Wells Fargo's ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.
4.4
Certificate of Designations for the Wells Fargo's 1995 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.
4.5
Certificate Eliminating the Certificate of Designations for the Wells Fargo's Cumulative Convertible Preferred Stock, Series B, incorporated by reference to Exhibit 3(a) to the Wells Fargo's Current Report on Form 8-K dated November 1, 1995.
4.6
Certificate Eliminating the Certificate of Designations for the Wells Fargo's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Wells Fargo's Current Report on Form 8-K dated February 20, 1996.
4.7
Certificate of Designations for the Wells Fargo's 1996 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Wells Fargo's Current Report on Form 8-K dated February 26, 1996.
4.8
Certificate of Designations for the Wells Fargo's 1997 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Wells Fargo's Current Report on Form 8-K dated April 14, 1997.
4.9
Certificate of Designations for the Wells Fargo's 1998 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Wells Fargo's Current Report on Form 8-K dated April 20, 1998.
4.10
Certificate of Designations for the Wells Fargo's Adjustable Cumulative Preferred Stock, Series B, incorporated by reference to Exhibit 3(j) to the Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
4.11
Certificate of Designations for the Wells Fargo's Fixed/Adjustable Rate Noncumulative Preferred Stock, Series H, incorporated by reference to Exhibit 3(k) to the Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
4.12
Certificate of Designations for the Wells Fargo's Series C Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(l) to the Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 1998.
4.13
Certificate Eliminating the Certificate of Designations for the Wells Fargo's Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(a) to the Wells Fargo's Current Report on Form 8-K dated April 21, 1999.

4.14
Certificate of Designations for the Wells Fargo's 1999 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) to the Wells Fargo's Current Report on Form 8-K dated April 21, 1999.
4.15
Certificate of Designations for the Wells Fargo's 2000 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(o) to the Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.
4.16
Certificate of Designations for the Wells Fargo's 2001 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Wells Fargo's Current Report on Form 8-K dated April 17, 2001.
4.17	By-Laws, incorporated by reference to Exhibit 3(m) to the Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 1998.
4.18	WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors, filed herewith.
4.19	Guarantee, filed herewith.
5.1	Opinion of Robert J. Kaukol, Senior Counsel, Wells Fargo & Company, filed herewith.
5.2	Opinion of Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo & Company, filed herewith.
8.1	Opinion of Dorsey & Whitney LLP, filed herewith.
12.1
Computation of ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends, incorporated by reference to Exhibits 12(a) and 12(b) to the Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 2000 and Exhibits 99(a) and 99(b) to the Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.
23.1	Consent of Robert J. Kaukol (included in Exhibit 5.1)
23.2	Consent of Stanley S. Stroup (included in Exhibit 5.2)
23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 8.1)
23.4	Consent of KPMG LLP, filed herewith.
24.1	Powers of Attorney, filed herewith.

QuickLinks

CALCULATION OF REGISTRATION FEE
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
WF DEFERRED COMPENSATION HOLDINGS, INC.
WELLS FARGO & COMPANY
WELLS FARGO'S RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DEFERRED COMPENSATION OBLIGATIONS
TRANSFER ACCOUNTS
THE GUARANTEE
WELLS FARGO COMMON STOCK
U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
EXPERTS
LEGALITY OF SECURITIES
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURES
EXHIBIT INDEX